Exhibit 10.19

First Amendment to

Stericycle, Inc. 2008 Incentive Stock Plan

The Stericycle, Inc. Employee Stock Purchase Plan (the “Plan”) is amended as follows pursuant to the authority of the Board of Directors of Stericycle, Inc. under Paragraph 8.3 of the Plan:

1.	Amendment of Section 4.5

Section 4.5 of the Plan is amended to read as follows:

4.5 Individual Limit on Awards

In any calendar year, the maximum number of shares for which Awards may be granted to any Eligible Person shall not exceed 250,000 shares in the case of Options and SARS and 100,000 shares in the case of Restricted Stock and RSU Awards, in each case taking into account all similar types of grants and awards under other stock option and equity compensation plans of the Company (other than the Company’s bonus conversion program and the Company’s employee stock purchase plan). These maximums shall be subject to adjustment as provided in Paragraph 4.6.

2.	Effective Date

This Amendment shall be effective as of February 10, 2010.